CONFORMED COPIES

ASSET PURCHASE AGREEMENT AND PLAN OF REORGANIZATION

By and Among

NUI CORPORATION,

NUI TELECOM, INC.,

NORCOM ACQUISITION, L.L.C.,

NORCOM, INC.

And

STOCKHOLDERS OF  NORCOM, INC.  NAMED HEREIN

Dated as of March 1, 2002

ASSET PURCHASE AGREEMENT AND PLAN OF REORGANIZATION

ASSET PURCHASE AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") dated as of March 1, 2002, by and among NUI Corporation, a New Jersey corporation ("NUI"), Norcom Acquisition, LLC, a New Jersey limited liability company (the "Buyer"), NUI Telecom, Inc., a New Jersey corporation ("NUI Telecom") and first tier subsidiary of NUI Capital Corp. ("NUI Capital"), Norcom, Inc., a Florida corporation (the Seller") and the stockholders of the Seller named herein (the "Stockholders").

WHEREAS, the Seller is in the business of providing local, long distance and data telecommunications services to its Customers (the "Business");

WHEREAS, the Seller wishes to transfer its Business and substantially all of its assets to Buyer and Buyer wishes to acquire the business and substantially all the assets of Seller on the terms and conditions set out herein in exchange for shares of common stock of NUI in a transaction (the "Transaction") which the Seller intends to qualify as a "reorganization" (a "C Reorganization") within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), with NUI Capital as the acquiring corporation under that section, it being contemplated and agreed by Seller, NUI, NUI Telecom and Buyer that Seller will, as soon as practical, thereafter, and as an integral part of the transaction, distribute the shares of NUI to the Stockholders in complete liquidation of Seller and dissolve;

WHEREAS, immediately following the acquisition by Buyer, consistent with Code Section 368(a)(2)(C), for federal income tax purposes, NUI Capital will transfer the acquired assets of the Seller to NUI Telecom, effected by having the Buyer merge with and into NUI Telecom with NUI Telecom surviving; and

WHEREAS, NUI, NUI Telecom, Seller and Buyer desire to make certain representations, warranties and covenants in connection with the transaction.  Terms used in this Agreement shall have the meanings assigned such terms in Article XIII of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

PURCHASE OF ASSETS

            1.1            Purchase of Assets.  Subject to the terms and conditions set forth in this Agreement, the Seller shall convey, transfer, assign and deliver to the Buyer, and the Buyer shall acquire and assume from the Seller, all of the Seller's right, title and interest in and to, and obligations under, the following of its assets used in or held for use by the Business (other than the Excluded Assets) as the same exist as of the applicable Closing Date, whether tangible or intangible and whenever and wherever located (the "Assets"):

(a)            All accounts receivable and other rights to receive payments from any Customer of Seller arising from services performed by Seller on or after the date of this Agreement (the "Accounts Receivable");

(b)            All rights, title and interest to all Customers of the Seller;

(c)            All patents, trademarks, service marks, trade names and trade styles (including without limitation the name "Norcom" and "Norwegian Communications" (and all variations thereof)), all logos, drawings, technical data, product specifications, computer software, source codes, object codes, computer files, programs, blueprints, know-how, trade secrets and other proprietary rights and all goodwill associated therewith;

(d)            All authorizations, permits, franchises and licenses related to the Business;

(e)            All causes of action, chooses in action, rights of recovery and rights of set-off or offset of every kind and nature related to the Assets;

(f)            All goodwill and all other intangible property related to the Business;

(g)            Certain contracts of the Seller relating to the supply of telecommunications services of the Business by third party carriers on a wholesale basis and identified on Schedule 1.1(g) (the "Assigned Wholesale Contracts"), excluding specifically and without limitation, the Wholesale Services Agreement between CRG International, Inc. d.b.a. Network One (currently managed by One Star Long Distance, Inc., Network One together with One Star being referred to in this Agreement as "Network One/One Star") and the Seller, as amended, (the "Network One Contract") which shall not be assigned by Seller or assumed by Buyer;

(h)            All contracts, licenses, software or other systems of the Seller relating to billing or collection of revenues of the Business;

(i)            All marketing plans, marketing manuals, sales materials, promotional materials, catalogues and advertising and marketing literature and materials related to the Business;

(j)            All business records and files, including without limitation customer lists and other identifications of former, existing and potential Customers and suppliers, mailing lists, sales information, Customer and supplier records, cost and pricing information, billing records, employment and personnel records and other records (including without limitation those maintained in computer tapes, disks or other computer retrievable formats), in each case as related to the Assets or the Business, whether maintained by such Seller or by others for such Seller, and the telephone numbers of such Seller used in the Business and bank accounts and post office boxes at which such Seller receives correspondence or remittances from Customers; and

(k)            the net cash generated by the Business from services preformed by Seller on or after the date of this Agreement after payment by Seller of the expenses and liabilities of the Business solely related to services preformed by Seller on or after the date hereof listed on Schedule 1.4.

            1.2       Assets Purchased Free of Liens.  All of the Assets shall be sold, assigned, transferred, conveyed and delivered to the Buyer, free and clear of all liens, encumbrances, or claims.

            1.3            Excluded Assets. All other assets owned or used by Seller in the Business not specially contained in Section 1.1 (the "Excluded Assets") shall not be conveyed, sold or transferred and are not included in the Assets, including accounts receivable from Customers of Seller for services preformed on or before the date of this Agreement and all cash collected by Seller from such accounts receivable and all collected amounts related to previously unbilled call detail records as provided in Section 7.3 and all deposits presently held by TMC, United States District Court for Eastern District of Louisiana and the claim against Network One/One Star for return of proceeds from the seized Letter of Credit and the damage claim against Network One/One Star and other items listed in Schedule 1.3.

            1.4            Assumed Liabilities.   Subject to the terms and conditions of this Agreement, upon the transfer of the Assets, the Buyer shall assume, agree to pay, perform, discharge and indemnify the Seller against, and otherwise be responsible for, those categories of liabilities and obligations of the Seller for services on or after the date of this Agreement described on Schedule 1.4 (the "Assumed Liabilities").  The Buyer shall promptly pay and satisfy all Assumed Liabilities in accordance with their respective terms as and when they become due from and after the date of this Agreement; provided, however, that the foregoing shall not preclude the Buyer from contesting in good faith the amount, payment or other terms of such Assumed Liabilities.

            1.5            Excluded Liabilities. Except with respect to the Assumed Liabilities, it is expressly agreed and understood that the Buyer is assuming no other liability or obligation of the Seller of any kind or nature, whether known or unknown, whether fixed or contingent, and however arising, and that the transfer of the Assets pursuant to this Agreement shall be free and clear of all liabilities, liens or other obligations of Seller any kind whatsoever, other than the Assumed Liabilities (collectively, the "Excluded Liabilities").  Specifically, by way of example and not of limitation, the Buyer is not assuming any liabilities or obligations of any nature whatsoever relating to or associated with the Network One Contract, Network One/One Star and any legal or other professional fees incurred in connection therewith nor any liability for Taxes included within Assumed Liabilities or severance claims, if any, made by employees of the Seller.

ARTICLE II

CONSIDERATION

2.1            Purchase Price Determination. Subject to the conditions set forth in this Article II and subject to the adjustment provided in Sections 3.1 and 3.2 below, the total purchase price (the "Purchase Price") payable at the Closing shall be comprised of:  (i) two times (2X) Base Monthly Revenue (as defined) attributed to the Customer's of Seller, (ii) two and one-half times (2.5X) Base Monthly Revenue attributable to goodwill and (iii) one-half times (.5X) Base Monthly Revenue attributable to other intangibles for a total of five times (5x) the Seller's existing Base Monthly Revenues as of the bill run at April 30, 2002, which reflects April 2002 actual usage.  "Base Monthly Revenues" means those Net Revenues produced from retail charges associated with a single calendar month's long distance, local or data service usage by Customers of the Seller and more fully described in Schedule 2.1.  For purposes of the preceding sentence, Customers of the Seller are deemed to be those businesses and individuals for which the Seller possesses a signed Letter of Authorization ("LOA") allowing the Seller to act as their local, long distance or data telecommunications provider.

2.2            Manner of Payment.

(a)         Subject to the conditions set forth in this Agreement and subject to the adjustments provided in Section 3.1 and 3.2 below, the total Purchase Price to be paid for the Assets shall be paid in shares of NUI common stock, no par value ("NUI Common Stock") equal to  the quotient of:

            (i)            the total Purchase Price divided by

            (ii)            the average closing price of NUI Common Stock as reported on the New York Stock Exchange for the first 20 of the 25 consecutive trading days immediately preceding the date regulatory approval is deemed effective from the Public Service Commission in the State of Maine for authority for Seller to transfer the Assets to Buyer as evidenced by an opinion of regulatory counsel to the Seller concurred by regulatory counsel to the Buyer (the "Average Closing Price").

(b)         No fractional shares of NUI Common Stock will be issued and, in lieu thereof, any stockholder entitled to receive a fractional share of NUI Common Stock shall be paid in cash an amount equal to the value of such fractional shares, which shall be calculated as the fraction of the share of NUI Common Stock that would otherwise be issued multiplied by the Average Closing Price.

2.3            Purchase Price Delivery.

(a)         If the Closing occurs prior to the settlement or judicial resolution of the dispute relating to the Network One Contract and Network One/One Star in form and substance reasonably satisfactory to NUI Telecom and its counsel (the "Network One Resolution"), at the Closing, the Buyer shall deliver the Purchase Price in shares of NUI Common Stock valued based on the Average Closing Price as follows:

(i) as to the Purchase Price relating to the purchase and sale of all Assets for which all Regulatory Approvals have been obtained (the "Completed Regulatory Approvals Purchase Price"), such Completed Regulatory Approvals Purchase Price shall be delivered by the Buyer as follows:

(1) a portion of the Completed Regulatory Approvals Purchase Price equal to the amount of the Bonus Payments associated with Agents on  Schedule 8.2(j) shall be delivered to the Escrow Agent to be placed in Escrow as security for the payment of all such Bonus Payments (the "Bonus Escrow");

(2) a portion of the Completed Regulatory Approvals Purchase Price equal to 30% of the total Purchase Price shall be delivered to the Escrow Agent to be placed in Escrow as security for the dispute pending with Network One/One Star and the indemnification obligations of Seller under Section 11.1 (the "Indemnification Escrow");

 (3) the balance of the  Completed Regulatory Approvals Purchase Price shall be delivered to, or as directed by, the Seller, plus cash in lieu of fractional shares of NUI Common Stock, valued in accordance with Section 2.2 (b) hereof.

(ii) as to the remaining portion of the Purchase Price relating to all Assets for which Regulatory Approvals are pending, such Purchase Price shall be delivered to the Escrow Agent to be placed in Escrow to be held until receipt the Regulatory Approval (the "Regulatory Approval Escrow").

(b)         If the Closing occurs after the Network One Resolution, at Closing, the Buyer shall deliver the Purchase Price in shares of NUI Common Stock valued based on the Average Closing Price as follows:

(i) as to the Completed Regulatory Approvals Purchase Price, such Completed Regulatory Approvals Purchase Price shall be delivered by the Buyer as follows:

(1) a portion of the Completed Regulatory Approvals Purchase Price equal to the amount of the Bonus Payments associated with Agents listed on Schedule 8.2(j) shall be delivered to the Escrow Agent to be placed in the Bonus Escrow;

(2) the balance of the Completed Regulatory Approvals Purchase Price paid at the Closing shall be delivered by the Buyer to, or as directed by, the Seller, plus cash in lieu of fractional shares of NUI Common Stock, valued in accordance with Section 2.2 (b) hereof; and

(ii)  as to the remaining portion  of the Purchase Price relating to all Assets for which Regulatory Approvals are pending, such Purchase Price shall be delivered to the Escrow Agent to be placed in the Regulatory Approval Escrow.

2.4            Accounting and Tax Treatment.  The parties to this Agreement intend that the Transaction shall be treated as a purchase for accounting purposes and as a reorganization under Section 368(a)(1) (C) of the Code.

ARTICLE III

PURCHASE PRICE ADJUSTMENT AND ESCROW

3.1            Purchase Price Adjustment.  Prior to Closing, the Purchase Price may be adjusted and increased or decreased dollar for dollar based on a usage adjustment as described in this Section 3.1 and Section 3.2.  Customer usage shall be determined based on the Base Monthly Revenue for each month of the three months immediately following April 30, 2002.  The Base Monthly Revenue for each of April, May, June and July 2002 will be divided by the number of Equivalent Business Days (each an "EBD") set forth on Schedule 3.1 in such month to determine the revenue per EBD for each such month.  The revenue per EBD for each of May, June and July 2002 will be averaged and the average so determined will be compared with the revenue per EBD in the April 2002 usage period.  If the average revenue per EBD for the three month period is less than 97% or greater than 103% of the revenue per EBD for the April 2002 usage period, the percentage amount by which the average revenue per EBD  is greater than 103% or is lower than 97% will be multiplied by the EBD's in the April 2002 usage period to establish the shortfall or overage revenue amount.  This shortfall or overage revenue amount will be the usage difference and will be multiplied by five times (5X) (the "Positive Usage Adjustment" or the "Negative Usage Adjustment")   The Seller shall not be penalized for attrition of Customers between May 1, 2002 and July 31, 2002 resulting from actions on the part of the Buyer in the management of the Business during such period which would be deemed commercially unreasonable or negligent in accordance with applicable industry standards.  An example of the Usage Adjustment calculation is set forth on Schedule 3.1(a).

3.2            Purchase Price Adjustment Procedures.

            (a)        On August 15, 2002 (the "Reconciliation Date"), the Buyer shall cause its accountants to prepare a schedule (the "Schedule") showing the amount of the Positive Usage Adjustment or the Negative Usage Adjustment, as the case may be, determined as provided in Section 3.1 above. As soon as practicable, but in no event later than twenty-one (21) days following the Reconciliation Date, Buyer shall deliver the Schedule to Seller.  Seller shall have until fifteen (15) days following receipt of the Schedule from Buyer, to present in writing to Buyer any objections Seller may have to the matters set forth therein ("Seller's Objections"), which objections shall be set forth in reasonable detail.  If Buyer does not receive such Seller's Objections on or before the fifteenth (15) day following the receipt by the Seller of such Schedule, the Positive Usage Adjustment or the Negative Usage Adjustment, as the case may be, shall be deemed accepted and approved by Seller.  If the Seller delivers Seller's Objections during such fifteen (15) day period, Buyer's and Seller's respective accounting firms shall attempt to resolve the matters in dispute and, if resolved, such firms shall send a joint notice to Buyer and Seller stating the manner in which the dispute was resolved.  If a dispute cannot be resolved by Buyer and Seller or by their respective accounting firms prior to forty-five (45) days following the Reconciliation Date, such dispute shall be submitted to a third accounting firm mutually chosen by the Buyer's and Seller's accounting firms, which firm shall make a final and binding determination as to such matter or matters.  The third accounting firm shall send its written determination to Buyer, Seller and their respective accounting firms on or before the sixtieth day following the Reconciliation Date.  Buyer and Seller agree to cooperate with each other and each other's representatives in order that the Positive Usage Adjustment or the Negative Usage Adjustment, as the case may be, may be timely performed and that any disputes may be resolved.  The fees of Seller's accounting firm shall be paid by Seller, the fees of Buyer's accounting firm shall be paid by Buyer and the fee of any third accounting firm shall be paid one‑half by Buyer and one‑half by Seller.  The amount reflected as the Positive Usage Adjustment or the Negative Usage Adjustment, as the case may be, shall be referred to herein as the "Reconciliation Amount."  The completion of the procedures set forth above shall be referred to as the "Reconciliation Procedures."

(b)         If the Reconciliation Amount is a positive amount, the Purchase Price paid to the Seller shall increase on a dollar for dollar basis for such amount delivered in shares of NUI Common Stock calculated using the Average Closing Price and, if the Reconciliation Amount reflects a negative amount, the Purchase Price paid by the Buyer shall be reduced on a dollar for dollar basis for such amount in shares of NUI Common Stock calculated using the Average Closing Price.

3.3            Indemnity Escrow.  If the Closing has occurred and shares of NUI Common Stock were placed in the Indemnification Escrow, then upon the Network One Resolution, the appropriate parties to the Escrow Agreement shall direct the Escrow Agent to distribute the shares of NUI Common Stock held in escrow pursuant to the Escrow Agreement attributable to such event as directed by the Buyer and the Seller.  If any Claim for indemnifiable Losses under Section 11.1 or Section 11.2 is pending on the date of distribution pursuant to the preceding sentence and the aggregate amount of such indemnifiable Losses when settled or paid would produce an indemnification amount, then the parties shall mutually agree upon the number of shares of NUI Common Stock to be held pursuant to the Escrow Agreement.  In the event the parties shall fail to agree upon the shares of NUI Common Stock to be retained the dispute resolution provisions set forth in Section 11.4 shall be applied to resolve the foregoing matter or matters.  Upon final resolution of all pending Claims which are indemnifiable Losses under Sections 11.1 and 11.2, and the parties hereto shall direct the Escrow Agent to release from Escrow the shares of NUI Common Stock retained based upon a final determination of the foregoing.

3.4            Regulatory Approval Escrow.   As a condition to the release of the shares from the Regulatory Approval Escrow, the Seller and the Buyer shall deliver the compliance certificates described in Section 9.2 (b) and 9.3(c), respectively, stating that all representations and warranties are true and correct as of the date of receipt of the Regulatory Approval and all other obligations have been complied with as of such date and the Seller shall deliver an opinion of counsel to the Seller dated as of the date of the related Regulatory Approval, to the effect that all Regulatory Approvals have been obtained.  Following the Closing, upon receipt of Regulatory Approvals for the number of states which will result in the release from the Regulatory Approval Escrow of a minimum of 1000 shares of NUI Common Stock and upon the satisfaction of the conditions in the preceding sentence, the appropriate parties to the Escrow Agreement shall direct the Escrow Agent to distribute the shares of NUI Common Stock held pursuant to the Regulatory Approval Escrow.  Each release of shares of NUI Common Stock from the Regulatory Approvals Escrow shall be made in lots of 1000 shares, except for the last release which shall be of the remaining shares.

3.5         Bonus Escrow.   Concurrently with the payment of any Bonus Payment owed by Seller under the related agent contract listed on Schedule 8.2(j), Seller shall obtain a full release from each such Agent listed on Schedule 8.2(j) for the benefit of Seller (each a "Seller's Release"). Upon presentation of a Seller's Release from an Agent, Buyer and Seller shall jointly direct the Escrow Agent to release from the Bonus Escrow, Escrow Shares having a value based on the Average Closing Price equal to the amount paid to an Agent in respect of such Release.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

            The Seller hereby represents and warrants to the Buyer that:

            4.1            Corporate Organization.

(a)         The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and the Seller has all requisite power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties where such properties and assets are now owned, leased or operated.  The Seller is duly qualified or licensed to do business as a foreign corporation in good standing in each jurisdiction where the ownership or operation of the Assets or the Business requires such qualification and each such jurisdiction set forth in Schedule 4.1.  The Certificate of Incorporation and Bylaws of the Seller, copies of which have previously been delivered to the Buyer, are true and complete copies of such documents as in effect as of the date of this Agreement.

            (b)        The Seller has no direct or indirect Subsidiaries.  Except as set forth on Schedule 4.01, the Seller does not own, control or hold with the power to vote, directly or indirectly of record, beneficially or otherwise, any capital stock or any equity or ownership interest in any corporation, partnership, association, joint venture or other entity, except for less than five percent (5%) of any equity security registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

            4.2            Authorization.   No further act or proceeding on the part of the Seller is necessary to authorize this Agreement or the other Closing Documents or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes and, when executed and delivered, the other Closing Documents will constitute, valid and binding agreements of the Seller enforceable against the Seller in accordance with their respective terms.

4.3         No Violation.  Except as disclosed in Schedule 4.3, neither the execution and delivery of this Agreement by the Seller, nor the consummation by the Seller of the transactions contemplated hereby or thereby, nor compliance by the Seller with any of the terms or provisions hereof or thereof, will (i) violate, conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of the Seller, (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree, license or injunction applicable to the Seller, or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provisions of or the loss of any benefit under, constitute a default (or any event, which, with notice or lapse of time, or both would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of the Seller under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Seller is a party, or by which the Seller or any of its properties or assets may be bound or affected.

4.4            Consents and Approvals.   Except for such filings, authorizations, consents or approvals as may be set forth in Schedule 4.4, no consents or approvals of, or filings or registrations with, any court, administrative agency, regulatory agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with the execution and delivery by the Seller of this Agreement and the consummation by the Seller of the transaction contemplated hereby.

            4.5            Ownership of the Assets.  Except as disclosed on Schedule 4.5, at the Closing the Seller is the owner of the Assets free and clear of all liens, encumbrances, charges and assessments of any nature.  Except as disclosed on Schedule 4.4, the Assets are not subject to any restrictions with respect to transferability.  The Seller has full power and authority to assign and transfer the Assets to the Buyer in accordance with the terms of this Agreement without obtaining the consent or approval of any other Person or Governmental Entity (other than the consents set forth in Schedule 4.4, all of which on the Closing Date have been obtained and on the Closing Date will be in full force and effect), and the delivery of the Assets to the Buyer pursuant to this Agreement will transfer valid title thereto, free of all liens, encumbrances, charges and assessments of any kind.

4.6            Financial Statements.

(a)         The Seller has previously delivered to the Buyer copies of the  balance sheets of the Seller as of December 31, 1999, December 31, 2000  and December 31, 2001, and the related statements of income, changes in stockholders' equity and cash flows for the fiscal years 2000 through 2001 inclusive (the "Financial Statements"). The  Financial Statements of the Seller have been or will be prepared in accordance with GAAP consistently applied during the periods involved  comply, as of their respective dates in all material respects with applicable accounting requirements, and fairly present in all material respects the financial position of the Seller as of the dates thereof and the income and retained earnings and sources and applications of funds for the periods then ended.

(b)         Except as set forth in Schedule 4.6(b) hereto for liabilities incurred since December 31, 2001 in the ordinary course of business consistent with past practice and otherwise set forth on Schedule 4.6(b) hereto, the Seller does not have any liabilities or obligations of any nature whatsoever (whether absolute, accrued, contingent or otherwise) which are not adequately reserved or reflected on the Financial Statements of the Seller for the quarter ended December 31, 2001, and there do not exist any circumstances that could reasonably be expected to result in such liabilities or obligations.

(c)             Schedule 4.6(c)(i) contains the Seller's accounts receivable report as of the date hereof, which report is true and accurate in all material respects and has been prepared in accordance with the Seller's normal practice.  The accounts receivable reflected in the report contained in Schedule 4.6(c)(i) and all the accounts receivable arising after such date are or will be valid and genuine from bona fide transactions in the ordinary course of the Seller's business and have been or will be recorded in accordance with the Seller's historical revenue recognition policy.  Except as set forth on Schedule 4.6(c)(ii), no account receivable has been assigned or pledged to any other person and no defense or set off to any such account receivable has been asserted by the account obligor.  The allowance for bad debt for the Seller's accounts receivable set forth on the unaudited balance sheet of Seller for the month ended prior to the date of this Agreement (the "Balance Sheet of the Seller") is adequate and in accordance with the historical accounting practices of the Seller.

            4.7            Absence of Certain Changes or Events. Except as set forth in Schedule 4.7, since December 31, 2001, there has not been any Material Adverse Effect on the Seller (including without limitation any loss of employees or Customers that has had a Material Adverse Effect, or that is reasonably likely to have a Material Adverse Effect, on the Seller) and, to the best knowledge of the Seller, no fact or condition exists which is reasonably likely to cause such a Material Adverse Effect on the Seller in the future.

            4.8       Legal Proceedings.  Except as set forth in Schedule 4.8, the Seller is not a party to any, and there are no pending or, to the best knowledge of the Seller, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against or affecting the Seller or any property or asset of the Seller, before any court, arbitrator, administrative agency or Governmental Entity, domestic or foreign, which would, if resolved against the Seller, either individually or in the aggregate, have a Material Adverse Effect on the Seller, and no facts or circumstances have come to the Seller's attention which have caused it to believe that such a claim, action, proceeding or investigation against or affecting the Seller which would, either individually or in the aggregate, have a Material Adverse Effect on the Seller could reasonably be expected to occur.  Neither the Seller nor any property or asset of the Seller is subject to any order, writ, judgment, injunction, decree, determination or award which restricts its ability to conduct business in any area in which it presently does business or has or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Seller.  The Seller is not aware of any claim, or any facts or circumstances which may give rise to a claim against the Seller or any employee of the Seller (i) arising from personal injuries sustained by a present or former employee of the Seller in the course of employment; or (ii) otherwise compensable under a workers' compensation policy ("Workers' Compensation Claims").

            4.9       Taxes.Except as set forth in Schedule 4.9, within the times and in the manner prescribed by law, Seller has filed all domestic and foreign, federal, state and local tax returns required by law and has paid all taxes, assessments and penalties due and payable.  There are no present disputes as to taxes of any nature payable by Seller.

            4.10            Customers and Sales.    Schedule 4.10 is a correct and current list of all Customers of Seller as of the end of month preceding the date of this Agreement.  Except as indicated in Schedule 4.10, Seller has no information and is not aware of any facts indicating that any of these Customers intend to cease doing business with Seller or materially alter  the amount of the business that they are presently doing with Seller.

                        4.11            Compliance with Laws. Except as set forth in Schedule 4.11, the Seller holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to all, and has complied with and is not in conflict with, or in default or violation of any (a) statutes, codes, ordinances, laws, rules, regulations, orders, judgments, injunctions or decrees, published policies and guidelines of any Governmental Entity, applicable to the Seller or by which any property or asset of the Seller is bound or affected or (b) any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Seller is a party or by which the Seller or any property or asset of the Seller is bound or affected; and the Seller neither knows of, nor has received notice of, any violations of any the above.  Schedule 4.11 hereto contains a list of all federal and state licenses, franchises, permits and authorizations necessary for the lawful conduct of its business.

4.12            Certain Contracts.

(a)         Except as set forth in Schedule 4.12(a)(i) hereto, the Seller is not a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral): (i) with respect to the employment of any director, officer or employee, or with respect to the employment of any consultant which cannot be terminated without payment, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will result in any payment (whether of severance pay or otherwise) becoming due from the Seller to any officer or employee of the Seller, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-B of the Securities and Exchange Commission) ("SEC") to be performed after the date of this Agreement that has not otherwise been disclosed in writing to the Buyer, (iv) which is a consulting or other agreement (including agreements entered into in the ordinary course and data processing, software programming and licensing contracts) not terminable on ninety (90) days or less notice, (v) which restricts the conduct of any line of business by the Seller, (vi) with or to a labor union or guild (including any collective bargaining agreement), or (vii) any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. The Seller has previously delivered to the Buyer true and complete copies of all employment, consulting and deferred compensation agreements which are in writing and to which the Seller is a party.  Each contract, arrangement, commitment or understanding of the type described in this section is referred to herein as a "Seller Contract".

(b)         Except as set forth in Schedule 4.12(b) hereto, (i) each Seller Contract is legal, valid and binding upon the Seller, assuming due authorization of the other party or parties thereto, and in full force and effect, (ii) the Seller has in all material respects performed all obligations required to be performed by it to date under each such Seller Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of the Seller under any such Seller Contract.

4.13       Agent Contracts.

The Seller has previously delivered a certificate containing a true and complete list of all agents and resale agreements ("Agent Contracts") between the Seller and any agent and sub-agent (individually, an "Agent" and, collectively, the "Agents")  and a list of the amounts of standard commission (the "Standard Commission") and bonus and incentive payments (the "Bonus Payments") due pursuant to such Agent Contracts.  The Seller hereby confirms that the certification of Agent Contracts and other information is true and correct in all respects.  The Seller hereby represents that, other than Coastal Connections Corporation, there is no Agent who has any claim of right, title or interest in or to any of the Customers.  The Seller shall pay or make provision for payment of all Bonus Payments associated with Agents on Schedule Schedule 8.2(j) prior to Closing.  Except as indicated therein, Seller has no information and is not aware of any facts indicating that any of these Agents intend to cease doing business with Seller or materially alter the amount of the business that they are presently doing with Seller.

4.14            Intentionally Left Blank

4.15            Properties.

(a)         The Seller does not own any real property.  Except as set forth in Schedule 4.15(a) hereto, the Seller has good and marketable title to all other property owned by it and included in the balance sheet of the Seller for the period ended December 31, 2001, and owns such property subject to no encumbrances, liens, security interests, pledges or title imperfections except for (i) those items that secure liabilities that are reflected in such balance sheet or the notes thereto, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (iii) those items that do not, individually or in the aggregate, have a Material Adverse Effect on the Seller or which do not and will not interfere with the use of the property as currently used or contemplated to be used by the Seller, or the conduct of the business of the Seller.

(b)         The Seller has not received any notice of a violation of any applicable zoning or environmental regulation, ordinance or other law, order, regulation or requirement relating to its operations or its properties and, to the knowledge of the Seller, there is no such violation that is reasonably likely to have a Material Adverse Effect.

(c)            Schedule 4.15(c) contains a true, complete and correct list of all leases pursuant to which the Seller leases any real property and all material leases pursuant to which the Seller leases any personal property, either as lessee or as lessor (the "Seller Leases").  Assuming due authorization of the other party or parties thereto, each of the Seller Leases is valid and binding on the Seller and, to the best of the Seller's knowledge, valid and binding on and enforceable against all other respective parties to such leases, in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including, without limitation, all laws relating to fraudulent transfers), moratorium or similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Except to the extent such breaches, defaults or events of default do not or will not have a Material Adverse Effect on the Seller and which do not or will not interfere with the use of any property as currently used or contemplated to be used by the Seller or the conduct of the business of the Seller, there are not under such Seller Leases any existing breaches, defaults or events of default by the Seller, nor has the Seller received notice of, or made a claim with respect to, any breach or default by any other party to such Seller Leases.  The Seller enjoys quiet and peaceful possession of all such leased properties occupied by it as lessee.

4.16       Labor Matters.  The Seller is not a party to any collective bargaining or other labor union or guild contract nor has the Seller been approached by any collective bargaining or other labor union or guild seeking to enter into a contract with the Seller.  There is no pending or, to the best knowledge of the Seller, threatened, labor dispute, strike or work stoppage against the Seller which may interfere with the business activities of the Seller.  Neither the Seller nor any of its representatives or employees has committed any unfair labor practices in connection with the operation of the business of the Seller, and there is no pending or, to the best knowledge of the Seller, threatened charge or complaint against the Seller by the National Labor Relations Board or any comparable state agency.  Except as set forth on Schedule 4.16 hereto, to its knowledge, the Seller has not hired any illegal aliens as employees.  To its knowledge, the Seller has not discriminated on the basis of race, age, sex or otherwise in its employment conditions or practices with respect to its employees.  There are no race, age, sex or other discrimination complaints pending, or, to the knowledge of the Seller, threatened against the Seller by any employee, former or current, before any domestic (federal, state or local) or foreign board, department, commission or agency nor, to the knowledge of the Seller, does any basis therefor exist.

4.17            Intellectual Property.  The Seller owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks, trademarks, domain names, software and other intellectual property used in its business, which are set forth in Schedule 4.17 hereto; the Seller has not received any notice of conflict with respect thereto that asserts the right of others.  The Seller has performed in all material respects all the obligations required to be performed by it with respect to the items of intellectual property set forth in Schedule 4.17 hereto and are not in material default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

4.18            Agreements with Regulatory Agencies.   The Seller is not subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding, commitment letter, suspension order, or similar undertaking (each a "Regulatory Agreement") with any regulatory agency or any other Governmental Entity that restricts the conduct of its business in any material respect, nor has the Seller been notified by any regulatory agency or any other Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

4.19       Books and Records.  The books of account, minute books and other records of the Seller, all of which have been made available to the Buyer are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.  The minute books of the Seller contain accurate and complete records of all meetings held of, and corporate action taken by the stockholders, the Board of Directors of the Seller and any committee thereof, and no meeting of any such stockholders, Board of Directors or committee thereof has been held for which minutes have not been prepared and are not contained in such minute books.

            4.20            Regulatory Approvals.  Schedule 4.20 sets forth all telecommunications approvals and other material regulatory approvals which must be obtained by Seller and Buyer to enable Buyer to purchase the Assets and operate the Business on and after the Closing Date (the "Regulatory Approvals").

            4.21            Adequacy of Assets. The Assets constitute all of the assets held for use or used in connection with the Business as currently conducted by the Seller (other than the Excluded Assets) and the Assets are adequate to enable the Buyer to conduct the Business as currently conducted by the Seller.

4.22            Brokers Fees. Neither the Seller nor any of its officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

4.23            Disclosure.  No representation or warranty contained in this Agreement or any schedule to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF NUI, NUI TELECOM AND BUYER

NUI, NUI Telecom and Buyer hereby, jointly and severally, represent and warrant to the Seller as follows:

5.1            Corporate Organization and Qualification.

(a) NUI is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey.  NUI has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on NUI.  The Certificate of Incorporation and Bylaws of NUI, copies of which have previously been delivered to the Seller, are true and complete copies of such documents as in effect as of the date of this Agreement.

(b) NUI Telecom is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey.  NUI Telecom has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on NUI Telecom.  The Certificate of Incorporation and Bylaws of NUI Telecom, copies of which have previously been delivered to the Seller, are true and complete copies of such documents as in effect as of the date of this Agreement.

(c) Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New Jersey.  Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Buyer.  The Certificate of Formation and Operating Agreement of Buyer, copies of which have previously been delivered to the Seller, are true and complete copies of such documents as in effect as of the date of this Agreement.  Under Treasury Regulation Section 301.7701-3(b)(1)(ii), Buyer is a domestic eligible entity with a single owner that is treated as disregarded as an entity from NUI Capital for federal income tax purposes.  Buyer has not and covenants not to elect under Treasury Regulation Section 301.7701-3(c) to be classified as an association taxable as a corporation.

5.2            Capitalization.

(a)         The authorized capital stock of NUI consists of 30,000,000 shares of NUI Common Stock and 5,000,000 shares of Series A Junior Participating Preferred Stock ("NUI Preferred Stock").  As of December 31, 2001, 13,998,937 shares of NUI Common Stock were issued and outstanding.  All of the issued and outstanding shares of NUI Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof.

(b)         The authorized capital stock of NUI Telecom consists of 2,500 shares of common stock ("NUI Telecom Common Stock").  As of December 31, 2001, 2,500 shares of NUI Telecom Common Stock were issued and outstanding.  All of the issued and outstanding shares of NUI Telecom Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof.  All issued and outstanding shares of NUI Telecom are owned by NUI Capital.

(c)         All of the membership units of Buyer, as of the date hereof, are owned by NUI Capital.

5.3            Authority; No Violations.

(a)         Each of NUI, NUI Telecom and Buyer have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by NUI, NUI Telecom and Buyer and the consummation by NUI, NUI Telecom and Buyer of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of each of NUI, NUI Telecom and Buyer.  No corporate proceedings on the part of NUI, NUI Telecom or Buyer are necessary to approve this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by NUI, NUI Telecom and Buyer and (assuming the due authorization, execution and delivery by the Seller) constitutes a valid and binding obligation of NUI, NUI Telecom and Buyer, enforceable against NUI, NUI Telecom and Buyer in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including, without limitation, all laws relating to fraudulent transfers), moratorium or similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)         Neither the execution and delivery of this Agreement by each of NUI, NUI Telecom and Buyer, nor the consummation by NUI, NUI Telecom or Buyer, as the case may be, of the transactions contemplated hereby, nor compliance by either NUI, NUI Telecom or Buyer with any of the terms or provisions hereof, will (i) violate, conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of NUI or NUI Telecom or Certificate of Formation or Operating Agreement of Buyer, or (ii)(x) violate any statute, code, ordinance, rule, regulations, judgment, order, writ, decree or injunction applicable to the NUI, NUI Telecom or Buyer or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provisions of or the loss of any benefit under, constitute a default (or any event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which NUI, NUI Telecom or Buyer is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on NUI or NUI Telecom.

5.4            Broker's Fees. Neither NUI, NUI Telecom nor Buyer, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fee, commission or finder's fee in connection with any of the transactions contemplated by this Agreement.

5.5         SEC Reports.  NUI has previously made available to the Seller an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement of NUI filed since September 30, 2001 with the Securities and Exchange Commission ("SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") or the Securities Act of 1933, as amended (the "Securities Act") (collectively, the "NUI SEC Reports").  NUI has timely filed (either by the required filing date or pursuant to Rule l2b-25 promulgated under the Exchange Act) all NUI SEC Reports and other documents required to be filed by it under the Securities Act and the Exchange Act and, as of their respective dates and all NUI SEC Reports complied with all of the rules and regulations of the SEC with respect thereto.  As of their respective dates, no such NUI SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.  Since September 30, 2001 there has not been any Material Adverse Effect on NUI and, to the best knowledge of NUI, no fact or condition exists which will, or is reasonably likely to, cause such a Material Adverse Effect on NUI in the future.

5.6            Disclosure.  No representation or warranty contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein, in light of the circumstances in which they are made, not misleading.  No information material to the transaction and which is necessary to make NUI's, NUI Telecom's and Buyer's representations and warranties hereto contained not misleading, has been withheld from, or has not been delivered in writing to the Seller.

ARTICLE VI

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS OF SELLER

Each Stockholder and the Seller represents and warrants to NUI, NUI Telecom and Buyer as follows:

6.1            Investments in NUI Common Stock.

(a)         Each Stockholder (together with such Stockholder's financial and other advisors, if any) and the Seller has such knowledge and expertise in financial and business matters that each Stockholder and the Seller is capable of evaluating the merits and risks of the acquisition of the NUI Common Stock by the Seller and by each Stockholder upon distribution thereof by Seller and of protecting the Stockholder's interests in connection therewith.  Each Stockholder and the Seller has the ability to bear the economic risk of his investment in NUI Common Stock.

(b)         Each Stockholder and the Seller has reviewed copies of NUI's proxy statement dated December 20, 2001, annual report on Form 10-K for the fiscal year ended September 30, 2001, and will review any additional documents filed with the SEC provided by NUI.  Each Stockholder and the Seller has had an opportunity to discuss NUIs business, management and financial affairs with NUI's management.

(c)         Each Stockholder and the Seller understands that the shares of NUI Common Stock to be issued to the Seller and distributed to the Stockholders in connection with the transaction will not be registered under the Securities Act and will not be registered or qualified under the securities or blue sky laws of any jurisdiction, except as contemplated by the NUI Registration Rights Declaration annexed as Exhibit A hereto.  Each Stockholder and the Seller further understands that such shares are being issued to the Seller and distributed to Stockholders pursuant to exemptions contained in the Securities Act and other applicable securities and blue sky laws and that NUI's reliance on these exemptions is based in part on the representations of each Stockholder and the Seller made herein.  Each Stockholder is acquiring shares of NUI Common Stock from the Seller for his own account and not with a view to, or for resale in connection with any distribution thereof in violation of any applicable law, and unless the shares have been registered in accordance with this Agreement and such registration is then in effect, each Stockholder has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of any applicable law.  Each Stockholder and the Seller understands that the shares of NUI Common Stock issued in the Transaction will constitute "restricted securities" within the meaning of Rule 144 under the Securities Act and that, as such, such shares must be held indefinitely unless they are subsequently registered under the Securities Act or unless an exemption from the registration requirements of the Securities Act is available.  Each Stockholder and the Seller is also aware of the provisions of Rule 144 under the Securities Act that permit limited resales of shares purchased in a private placement subject to the satisfaction of certain conditions, including the existence of a public market for the shares, the availability of certain current public information about NUI, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" (as provided by Rule 144(f) under the Securities Act) and the number of shares being sold during any three-month period not exceeding specified limitations.

(d)         Without in any way limiting the representations set forth above, each Stockholder further agrees not to make any disposition of all or any portion of the shares of NUI Common Stock received by such Stockholder as a result of the Transaction unless and until:

(i)            there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii)            the Stockholder (A) has notified NUI of the proposed disposition and has furnished NUI with a reasonably detailed statement of circumstances surrounding the proposed disposition and (B) if requested by NUI, has furnished NUI with an opinion of counsel, reasonably satisfactory to NUI, that such disposition will not require registration under the Securities Act.

(e)         It is understood that each certificate representing shares of NUI Common Stock received by the Seller and the Stockholders as a result of the Transaction will bear a legend substantially to the following effect (in addition to any legend required under applicable state securities or blue sky laws):

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO NUI.  THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

6.2            Execution; No Violation.

(a)         This Agreement has been duly executed and delivered by each Stockholder, constitutes a valid and binding obligation of each Stockholder, and is enforceable against each Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including, without limitation, all laws relating to fraudulent transfers), moratorium or similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)         No filing, authorization, consent or approval of, or filing or registration with, any Governmental Entity or with any third party is necessary with respect to any Stockholder in connection with the execution, delivery and performance of this Agreement by each Stockholder.

ARTICLE VII

COVENANTS OF THE SELLER

            7.1            Conduct of the Business Pending Closings.  The Seller agrees that from the date hereof until the Closing Date or the date of transfer of the Assets, if subsequent to Closing, NUI Telecom and the Buyer shall have management control of the Business and Assets and, except as otherwise approved in writing by NUI Telecom and the Buyer:

a)                  Conduct of Business in Normal Course. Seller shall carry on its business and activities diligently and in substantially the same manner as they previously have been carried on, and shall not make or institute any unusual or novel methods of purchase, sale, lease, management, accounting or operation that will vary materially from the methods used by Seller as of the date of this Agreement unless otherwise approved by NUI Telecom and the Buyer.  Without limiting the foregoing, the Seller shall operate the business in the same manner  as Seller previously conducted the Business and shall make those changes as necessary to gain benefits of the synergies of the acquisition of the Assets making all changes determined appropriate by NUI Telecom and the Buyer.

b)                  Preservation of Business and Relationships.   Seller shall use its best efforts, without making any commitments on behalf of NUI Telecom and the Buyer, to preserve its business organization intact, to keep available its present officers and employees unless otherwise directed by NUI Telecom and the Buyer in its discretion, and to preserve its present relationships with suppliers, Customers and others having business relationships with it.

c)                  No Asset acquisition or disposition.  The Seller will make no material acquisition or disposition of Assets, nor incur any additional indebtedness related to the Business or the Assets.

d)                  Liens.  The Seller shall not create and shall not permit any third party to create any liens, encumbrances and shall conduct the Business only in the normal course generally consistent with past practice.

e)                  Contracts.  The Seller shall not enter into any leases, licenses, contracts, agreements, arrangements, understandings or other commitments relating to the Business or the Assets.

f)                    Obligations.  The Seller shall continue to meet the contractual obligations of, and to pay noncontested obligations relating to the Business as they mature in the normal course. The Seller shall be obligated to pay or otherwise satisfy in the ordinary course all of the trade payables of the Business and shall fully pay or cause to be paid or otherwise satisfied all other claims or liabilities relating to the Assets or the Business incurred through the Closing Date with respect to the Business and the Assets sold and transferred on such date and through the  transfer date with respect to the Business and the Assets sold and transferred subsequent to the Closing.

g)                  Certain Carrier Charges.  The Buyer and the Seller shall review   charges associated with the movement of customer lines from the Network One Contract to alternate carriers.  Specific charges related to the movement of Toll Free (NASC fees) and the PIC change charges associated with long distance lines will be quantified as they relate to the traffic migration.  Any such charges associated with this movement of lines off of the Network One Contract which are incurred after the date of this Agreement shall be  an obligation of Seller and shall be paid by Seller at the time such charges are incurred by Seller.

h)                  Suppliers.  The Seller shall use commercially reasonable efforts to maintain the business relations of the Seller with its suppliers, Customers and others with whom it has business relations relating to the Business generally consistent with past practice.

i)                    Contracts.  The Seller shall not terminate or modify any existing contract with Customers or telecommunications suppliers; provided, however, Buyer shall not have any right or authority to exercise any control over decisions made by Seller with respect to the Network One Contract.

            7.2       No Negotiations/Solicitations. The Seller will not directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, or commence or conduct presently ongoing negotiations with any other party, or enter into any agreement with any other party concerning the sale of the Business or the Assets, or any material part thereof (an "Acquisition Proposal"); and the Seller shall promptly notify the Buyer of the receipt of any Acquisition Proposal and the terms thereof, provided that the Seller shall be under no obligation to disclose to the Buyer the identity of the author of any such Acquisition Proposal. The Seller shall not dispose of any interest in a material portion of the Business or the Assets except pursuant to this Agreement, as the same may be amended and in affect from time to time

7.3            Previously Unbilled Call Detail Records.   The  Buyer will seek to collect any revenues associated with Seller's outstanding accounts receivable arising prior to the date of this Agreement.  The Buyer will also seek to collect any revenues associated with previously unbilled Call Detail Records ("CDR's") for customer usage before the April 2002 usage period on behalf of the Seller.  With respect to revenue collected by the Buyer related to either the Seller's outstanding accounts receivable arising prior to the date of this Agreement or previously unbilled CDRs, such revenue  will be remitted directly to the Seller less an agreed upon collection fee of one-half of one percent (.5%) of the revenue collected.  The Buyer will apply its normal collection processes and procedures in order to collect as much of this revenue as is possible.  The revenue associated with these collection efforts will not be counted in the Base Monthly Revenue amounts considered for the Purchase Price calculations set forth in Section 2.1.

7.4         Due Diligence.

(a)  The Seller shall afford to the Buyer, NUI Telecom and NUI, their respective counsel, accountants and other representatives full access to the Assets and the Assumed Liabilities, including personnel, offices, properties, books and records of the Seller in order that the Buyer, NUI Telecom and NUI may have full opportunity to make such investigations as they shall desire; and the Seller will cause its officers and accountants to furnish such additional financial and operating data, including but not limited to accounting records, inventory records, financial records, information systems, tax returns, fixed asset records, property records, leases and other information as the Buyer, NUI Telecom and NUI shall from time to time request relating to the Business, the Assets or the Assumed Liabilities; provided however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Business of the Seller.

(b) In addition to any other confidentiality covenants and obligations imposed under this Agreement, the parties agree to comply with the confidentiality agreement dated as of October 4, 2001 between NUI Telecom and the Seller (the "Confidentiality Agreement"), which is incorporated herein by reference.  NUI, Buyer and each Stockholder shall comply with the Confidentiality Agreement as if originally a party thereto.

            7.5            Disclosures and Announcements.  No press releases or filings shall be made by any party without the prior written approval of the other parties.  All notices to third-parties, including but not limited to, regulatory authorities, Customers, vendors and landlords, concerning this Agreement or the transactions contemplated hereby shall be jointly planned and coordinated by the parties hereto. Except as required by applicable law, the Seller, the Buyer, NUI Telecom and NUI shall not give notice to third parties or otherwise make any disclosure, public statement or releases concerning this Agreement or the transactions contemplated hereby except with the express written consent of the other parties.  The Seller acknowledges and affirms that it has no legal or regulatory obligation to disclose the existence of this Agreement or the proposed transaction, except to those Persons set forth on Schedule 4.4.

            7.6            Consents. The parties hereto shall cooperate with each other and use all reasonable efforts promptly to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities including without limitation, all Regulatory Approvals, which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation all regulatory filings and approvals necessary to transfer ownership of the customer accounts and the  Letters of Agency from Seller in each state where Seller currently has end users and at the Federal Communications Commission, which the parties hereby jointly agree shall be prepared and prosecuted by the law firm of Nowalsky, Bronston & Gothard, APLLC, on their joint behalf).  The Buyer and Seller shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Seller, NUI Telecom, NUI or Buyer, as the case may be, which appear in any filing made with or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.  The parties hereto agree that they will consult with the others with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.  NUI (or NUI Telecom or Buyer, as the case may be) and the Seller shall promptly furnish each other with copies of written communications received by NUI, Buyer, NUI Telecom or Seller, as the case may be, from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

7.7            Schedules.  The Seller shall have a continuing obligation to promptly notify the Buyer in writing with respect to any matter arising or discovered after the date of execution of this Agreement, which matter, if existing or known at the date hereof, would have been required to be set forth or described in the Schedules to this Agreement.

7.8         Bulk Sales.  The Seller agrees to and does hereby indemnify and hold the Buyer harmless from and against all claims, losses, demands, damages, liabilities, losses, costs and expenses resulting from or relating to noncompliance by the Buyer or the Seller with the bulk transfer provisions of the Uniform Commercial Code (or any similar law) ("Bulk Sales Laws") in connection with the sale and transfer of the Assets to the Buyer (other than the Assumed Liabilities) and the Buyer and Seller agree to comply with escrow and bulk sales filings as set forth in Section 12.2.

7.9            Securities Laws Matters; Registration Rights.

(a)         During the two-year period following the Closing Date, NUI shall use its reasonable best efforts to make current public information available in accordance with Rule 144(c) under the Securities Act.

(b)            NUI shall, within a reasonable period of time after the Closing Date, but no later than thirty (30) days after the Closing Date, file a registration statement under the Securities Act to register for resale the shares of NUI Common Stock to be delivered to the Seller related to the Completed Regulatory Approvals and ultimately distributed to the Stockholders of the Seller (the "Registration Statement").  The Registration Statement may be filed for an offering to be made by NUI on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, all as more fully described in the NUI Declaration of Registration Rights annexed hereto as Exhibit A.  Notwithstanding anything to the contrary contained herein, NUI shall not be obligated to file a registration statement pursuant to this Declaration until the expiration of a period of 90 days following the closing of the public offering of NUI Common Stock pursuant to Registration Statement number 333-81868.  NUI shall use its reasonable best efforts to cause to become effective the Registration Statement as promptly as practicable after filing, and, where necessary, to keep such Registration Statement effective, all as more fully described in the NUI Declaration of Registration Rights.

(c)         At or prior to the time that NUI registers for resale the shares of NUI Common Stock issued in connection with the transaction under the Securities Act, NUI shall cause such NUI Common Stock to be listed on the New York Stock Exchange or any other national securities exchange or quotation system, if any, upon which NUI Common Stock is trading or is being quoted at such time.

7.10       Post Closing Obligations of Seller.

(a)            Change of Name.  On or immediately after the Closing Date, Seller shall amend its Certificate of Incorporation so as to change its corporate name and will thereafter take such action as may reasonably be requested by Buyer, NUI or NUI Telecom to make its present corporate name available to them.

(b)            Dissolution.  On or immediately after the transfer to the Buyer of all of the Assets, the Seller shall commence to promptly liquidate and dissolve as a corporation, and will distribute the shares of NUI Common Stock received pursuant to Section 2.3 hereof to the Stockholders in complete cancellation and redemption of their shares of Seller's capital stock, pursuant to this Plan of Reorganization including adoption of a Plan of Liquidation by the Seller.

7.11       No Inconsistent Actions.  Prior to the Closing Date, except as otherwise permitted by this Agreement, no party will enter into any transaction or make any agreement or commitment and will use reasonable efforts not to permit any event to occur, which could reasonably be anticipated to result in (x) a denial of the regulatory approvals referred to in Section 8.1(a) or (y) the imposition of any condition or requirement that would materially adversely affect the economic or business benefits of the transactions contemplated by this Agreement.

7.12       Non-Compete Agreements.  The Seller and each of the Stockholders shall enter into Non-Competition Agreements in the form annexed as Exhibit B hereto (the "Non-Competition Agreements").

ARTICLE VIII

CONDITIONS PRECEDENT

8.1            Conditions to Each Party's Obligation.

 (a) The respective obligation of each party to proceed with the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions:

            (1)            Regulatory Approvals. All filings required to be made prior to the Closing Date  and Regulatory Approvals and all other material consents, approvals, waivers and authorizations required to be obtained prior to the Closing Date from Governmental Entities  or other persons in connection with the execution and delivery of this Agreement and purchase and sale of the assets in the States listed on the Schedule 8.1 shall have been made and all material consents required to be obtained to consummate the transactions contemplated by this Agreement at the Closing shall have been obtained in form and substance satisfactory to the parties and shall be in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

            (2)            Absence of Suit.  No action, suit or proceeding before any court or any Governmental Entity shall have been commenced or threatened, and no investigation by any Governmental Entity shall have been commenced, against the Buyer or the Seller, or any of their respective Affiliates, (i) seeking to restrain, prohibit or enjoin the consummation of the transactions contemplated hereby or to change any of the terms thereof, (ii) questioning the validity, legality or enforceability of any such transactions, or (iii) seeking damages in connection with any such transactions.

8.2            Conditions to Obligations of NUI and Buyer.  The obligation of NUI, NUI Telecom and Buyer to consummate the transactions contemplated herein is subject to the satisfaction or waiver by NUI, NUI Telecom and Buyer, at or prior to the Closing Date, of the following conditions:

(a)            Representations and Warranties.  The representations and warranties of the Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.

(b)            Compliance With Agreement.  The Seller shall have performed and complied in all material respects with each obligation and covenant required to be performed or complied with by the Seller pursuant to the terms of this Agreement at or prior to the Closing Date, including delivery of the Closing Documents, which shall be in form and substance satisfactory to counsel for the Buyer.

(c)         No Prohibition.  Neither the consummation nor the performance of any of the transactions contemplated by this Agreement will directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause the Buyer to suffer any material adverse consequence under (i) any applicable laws, or (ii) any law that has been published, introduced, or otherwise proposed by or before any Governmental Entity.

(d)            Absence of Liens.  At or prior to the Closing, at the expense of the Seller, the Buyer shall have received a UCC search report issued by the Secretaries of States in all States listed on Schedule 8.1 as well as the State of incorporation of the Seller and the Clerks of Counties from all jurisdictions in which the Seller maintains a principal office for the conduct of business or owns real property indicating that there are no filings under the UCC on file with such office which name the Seller as debtor or otherwise indicate any lien on the Assets.

(e)            Condition of Assets.  The Assets shall not have been affected in any way as a result of any fire, accident, storm or other casualty or labor or civil disturbance or act of God or the public enemy constituting a Material Adverse Effect.

(f)          Due Diligence.  Buyer shall have completed its due diligence to its satisfaction.

(g)         Interim Operations.  Since the December 31, 2001 (the "Financial Statement Date"), the Business has been conducted only in the ordinary and usual course of business consistent with past practice.  Without limiting the generality of the foregoing, the Seller has not since the Financial Statement Date:

i)                    suffered any material adverse change in its financial condition, Business, operations, Assets or customer base; or

ii)                   sold, transferred, or otherwise disposed of any material portion of the Assets except in the ordinary and usual course of business and consistent with past practice.

(h)         The Non-Competition Agreements.  The Seller and each of the Stockholders shall have entered into the Non-Competition Agreements.

(i)          Lock-up Agreements.  Each of the Seller and the Stockholders shall have entered into a Lock-Up Agreement (the "Lock-Up Agreement") substantially in the form attached hereto as Exhibit F.

(j)          Agent Releases.  Prior to Closing, the Seller shall have obtained a release and agreement from each agent listed on the attached Schedule 8.2(j) substantially in the form attached hereto as Exhibit G (each a "Release and Agreement").  The Seller shall have obtained a new agent or sub agent agreement in the form approved by NUI Telecom, provided that the non-solicitation provisions thereof shall apply to all current Customers.  If the Seller has not obtained a new NUI Telecom approved agent agreement for each agent listed on the attached Schedule 8.2 (j), the Buyer and NUI Telecom shall have the right to (i) obtain a new NUI Telecom agent agreement directly with such agent or (ii) adjust the Purchase Price to exclude the Base Monthly Revenue associated with Customers serviced by an Agent who does not sign an NUI Telecom approved agent agreement.

 (k)        Agent Contracts.  Prior to Closing, the Seller shall have obtained a new  agent or sub agent agreement in the form approved by NUI Telecom as to the agents listed on the attached Schedule 8.2(k)  The approved NUI Telecom agent agreements for agents listed on Schedule 8.2(k) who are not eligible for any Bonus Payment related to the sale of Assets will include non-solictation provisions only relating to all new Customers sold by such agents.  If the Seller has not obtained a new NUI Telecom approved agent agreement for each agent listed on the attached Schedule 8.2 (k), the Buyer and NUI Telecom shall have the right to (i) obtain a new NUI Telecom agent agreement directly with such agent or (ii) adjust the Purchase Price to exclude the Base Monthly Revenue associated with Customers serviced by an Agent who does not sign an NUI Telecom approved agent agreement.

8.3            Conditions to Obligations of the Seller.  The obligations of the Seller to consummate the transaction contemplated herein is subject to the satisfaction, or waiver by the Seller, at or prior to the Closing of the following conditions:

(a)            Representations and Warranties.  The representations and warranties of NUI, NUI Telecom and Buyer set forth in this Agreement shall be true and correct of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date, as though made on and as of the Closing Date.

(b)            Compliance With Agreement.  The Buyer, NUI Telecom and NUI shall have performed and complied in all material respects with each obligation and covenant required to be performed or complied with by the Buyer, NUI Telecom and NUI, as the case may be, at or prior to the Closing Date pursuant to the terms of this Agreement, including delivery of the Closing Documents, which shall be in form and substance satisfactory to counsel for the Seller.

(c)         No Prohibition.  Neither the consummation nor the performance of any of the transactions contemplated by this Agreement will directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause the Seller to suffer any material adverse consequence under (i) any applicable laws, or (ii) any law that has been published, introduced, or otherwise proposed by or before any Governmental Entity.

(d)            Registration Rights Declaration.  The NUI Registration Rights Declaration shall have been adopted by the Board of Directors of NUI and shall be in full force and effect as of the Closing Date.

ARTICLE IX

CLOSING

            9.1            Closing Date.  (a)  The closing of the acquisition and assumption of the Assets of the Company in the States listed on Schedule 8.1 and the consummation of the transactions contemplated by the Agreement in such States (the "Closing") shall take place at the offices of Gibbons, Del Deo, Dolan, Griffinger & Vecchione, P.C., One Riverfront Plaza, Newark, New Jersey, 07102-5497 at 10:00 a.m. local time on the later of (i) completion of the Reconciliation Procedures set forth in Section 3.2(a) and (ii) the third (3rd) business day following the receipt of the Requisite Regulatory Approvals or at such other time and place as may be mutually agreed upon by the parties (the "Closing Date").  In addition, the Closing shall also include the acquisition of the Assets located in any other State in which the Regulatory Approvals related to such State have been obtained.  All proceedings to take place on the Closing Date shall be deemed to take place simultaneously and no delivery shall be deemed to have been made until all such proceedings have been completed.

(b)            Transfer Instruments and Closing Documents.  In the event that all the Regulatory Approvals are not obtained by the Closing Date but at least the Requisite Regulatory Approvals have been obtained, the parties agree to undertake to a Closing with respect to all the States as to which the Regulatory Approvals have been obtained and the Assets may be transferred and to issue all the NUI Common Stock in payment of the Purchase Price in full upon satisfaction of the Closing conditions set forth in this Article IX, provided, in the opinion of counsel to the Buyer, Buyer will be able to file a registration statement relating to all NUI Common Stock delivered at Closing within 30 days of the Closing.  At Closing, the Seller shall deliver executed but undated Transfer Instruments and Closing Documents relating to states for which Regulatory Approvals are pending to be held in escrow and upon receipt of the Regulatory Approvals the Seller shall deliver the opinion of counsel to the effect the appropriate Regulatory Approvals have been obtained and such Closing Documents and Transfer Instruments shall be dated the date of receipt of such Regulatory Approval and released from the Regulatory Approval Escrow and the shares of NUI Common Stock related thereto shall also be delivered in accordance with Section 3.4 of this Agreement.

            9.2            Documents to be Delivered by the Seller at the Closing. At the Closing, the Seller shall deliver to the Buyer, NUI Telecom and NUI the following documents:

(a)                Transfer Instruments.  Such bills of sale, assignments, licenses and other good and sufficient instruments of transfer, conveyance and assignment in form and substance reasonably acceptable to the Buyer and effectively to vest in the Buyer all of the Seller's right, title and interest in and to the Assets (the "Transfer Instruments") for which the Regulatory Approvals have been obtained in accordance with the terms of this Agreement.  At the Closing, as to all Assets in States for which Regulatory Approvals are pending, the Seller shall deliver to the Escrow Agent the Transfer Instruments and other Closing Documents relating to such Assets to be held in Escrow until the Regulatory Approval relating to such Asset is received.  The Transfer Instruments and other Closing Documents will be dated as of the date of receipt of such Regulatory Approval.

(b)               Compliance Certificate.  A certificate signed by the Seller to the effect that the representations and warranties of the Seller set forth in Article IV of this Agreement are true and correct in all material respects on and as of the Closing Date, with the same effect as though made or given on and as of the Closing Date (except for changes contemplated or permitted by the terms of this Agreement, consented to in writing by the Buyer, or made as of a particular date, in which case such representations and warranties shall have been true and correct in all material respects as of such date), and that the Seller has performed and complied in all material respects with each obligation and covenant required to be performed or complied with by the Seller on or prior to the Closing Date.

(c)                Good Standing Certificates.  A good standing certificate of the Seller from the Secretary of State of the state of its formation and any other jurisdiction where the Seller is required to be qualified to do business and which is listed on Schedule 4.1, obtained at the expense of Seller, dated within fifteen (15) days of the Closing.

(d)               Secretary's Certificate.  A Certificate, dated the Closing Date and delivered on the Closing Date, executed by the Secretary of the Seller, which shall (i) attach a certified copy of the resolutions of the board of directors of the Seller authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement; and (ii) identify by name and title and bear the signature of its officer authorized to execute any Closing Document to be executed and delivered on behalf of the Seller pursuant to the terms of this Agreement.

(e)                Opinion of Counsel.  A written opinion of counsel to the Seller, dated as of the Closing Date and delivered on the Closing Date addressed to Buyer in form reasonably acceptable to Buyer.

(f)                 Release of Encumbrances.  UCC-3 termination statements or other evidence of the release of all Liens on the Assets.

(g)                Escrow Agreements.  Prior to the Closing Date, the Buyer and the Seller shall have executed and delivered the Indemnification Escrow Agreement, the Regulatory Approval Escrow Agreement and the Bonus Escrow Agreement substantially in the form attached hereto as Exhibits C, D and E, respectively.

(h)                Non-Competition Agreements.  Prior to the Closing, the Non-Competition Agreements shall have executed and delivered to the Buyer by each Stockholder and the Seller.

(i)                  Lock-Up Agreements.  The Lock-Up Agreements shall have been executed and delivered to the Buyer by each of the Seller and each Stockholder.

(j)                 Agent Release.  The Seller shall deliver the Release and Agreements for each Agent required by Section 8.2(j) of this Agreement.

(k)               Agent Contracts.  The Seller shall deliver the signed NUI Telecom approved agency agreements required by Section 8.2(k).

(l)                  Other Documents.  All other documents, instruments or writings required to be delivered to the Buyer pursuant to the terms of this Agreement, including documents evidencing the Requisite Regulatory Approvals and all other Regulatory Approvals received by the Closing Date.

            9.3            Documents to be Delivered by the Buyer, NUI Telecom and NUI.  At the Closing, the Buyer, NUI Telecom and NUI shall deliver to the Seller the following documents:

(a)            Secretary's Certificate.   Certificate dated the Closing Date and delivered on the Closing Date executed by the Secretary of each of the Buyer, NUI Telecom and NUI, which shall (i) attach a certified copy of the resolutions of the board of directors of NUI, NUI Telecom and of the members of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement; and (ii) identify by name and title and bear the signature of its officer authorized to execute any Closing Document to be executed and delivered on behalf of the Buyer, NUI Telecom and NUI, as the case may be, pursuant to the terms of this Agreement.

(b)            Payment and Assumption.  The Buyer shall have delivered the shares of NUI Common Stock in accordance with Section 2.3.  Appropriate instruments evidencing Buyer's Assumed Liabilities shall have been delivered to Seller.

(c)            Compliance Certificate. Certificates signed by each of the Buyer, NUI Telecom and NUI to the effect that the representations and warranties of the Buyer, NUI Telecom and NUI set forth in Article V of this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as though made or given on and as of the Closing Date (except for changes contemplated or permitted by the terms of this Agreement, consented to in writing by the Seller, or made as of a particular date, in which case such representations and warranties shall have been true and correct in all material respects as of such date), and that the Buyer, NUI Telecom and NUI have performed and complied in all material respects with each obligation and covenant required to be performed or complied with by the Buyer, NUI Telecom and NUI on or prior to the Closing Date.